JOHN HANCOCK SOVEREIGN BOND FUND
on behalf of John Hancock Bond Fund
AMENDMENT TO SUB-ADVISORY AGREEMENT
AMENDMENT TO SUB-ADVISORY AGREEMENT
AMENDMENT made as of the 1st of July, 2011 to the Sub-Advisory Agreement dated December 31, 2005, as amended (the “Agreement”), among John Hancock Advisers, LLC, a Delaware limited liability company, John Hancock Asset Management a division of Manulife Asset Management (US) LLC (formerly, Sovereign Asset Management, LLC), a Delaware limited liability company, and each of the investment companies that is a signatory to the Agreement, including John Hancock Sovereign Bond Fund. In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A of the Agreement, which relates to Section 3 of the Agreement, “COMPENSATION OF SUB-ADVISER,” is hereby amended to reflect the following fee schedule:
JOHN SOVEREIGN BOND FUND

Percentage of Average Daily Net Assets
	First	Next	Next	Next	Next	Excess
Fund	$500 million	$500 million	$500 million	$500 million	$500 million	over $2.5 billion
John Hancock Bond Fund	[0.XXX]%	[0.XXX]%	[0.XXX]%	[0.XXX]%	[0.XXX]%	[0.XXX]%
2. EFFECTIVE DATE
     This Amendment shall become effective as of the date first mentioned above.
3. DEFINED TERMS
     Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.
4. OTHER TERMS OF THE AGREEMENT
     Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC
By:	/s/Keith F. Hartstein
Keith F. Hartstein
President and Chief Executive Officer

JOHN HANCOCK ASSET MANAGEMENT A DIVISION OF MANULIFE ASSET MANAGEMENT (US) LLC
By:	/s/Barry H. Evans
Barry H. Evans
President, Chief Operating Officer and Chief Fixed Income Officer

JOHN HANCOCK SOVEREIGN BOND FUND, on behalf of John Hancock Bond Fund
By:	/s/Andrew Arnott
Andrew Arnott
Senior Vice President and Chief Operating Officer